EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Rudolph Technologies, Inc. 2009 Stock Plan and the Rudolph Technologies, Inc. 2009 Employee Stock Purchase Plan of our reports dated February 28, 2011, with respect to the consolidated financial statements and schedule of Rudolph Technologies, Inc. in its Annual Report (Form 10-K) for the year ended December 31, 2010, and the effectiveness of internal control over financial reporting of Rudolph Technologies, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Metropark, New Jersey

March 18, 2011